SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 29, 2014

American Liberty Petroleum Corp.

(a Nevada Corporation)

Nevada	000-54004	98-0599151
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11251 Richmond Avenue, Suite F101

Houston, Texas 77082

(281) 600 - 6000

(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

2014 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan

Effective December 29, 2014, American Liberty Petroleum Corp. (the “Company”) entered into a Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan (the “Plan”), attached as Exhibit 9.01.1. The Plan dedicates eleven million (11,000,000) shares of the Company’s $0.00001 par value Common Stock for issuance under the Plan, which increases after each issuance such that there are never less than ten percent (10%) of the authorized Common Stock shares dedicated to the Plan.

Employment and Consulting Contracts

Effective December 29, 2014, the Company entered into consulting agreements with Mr. Robert C. Rhodes and his consulting firm Rhodes Holdings LLC, the current Chairman & CEO of the Company (“Rhodes”) and Mr. Steven M. Plumb, CPA and his consulting firm Clear Financial Solutions, Inc., the current CFO of the Company (“Plumb”). The Rhodes agreement provided Rhodes the right to purchase thirty four million (34,000,000) Common Stock shares of the Company. Mr. Rhodes has exercised this right and, as a result, has purchased the shares. The Plumb agreement provided Plumb the right to purchase thirty four million (34,000,000) Common Stock shares of the Company. Mr. Plumb has exercised this right and, as a result, has purchased the shares. Rhodes and Plumb each now own thirty one percent (31%) of the Company, for a total ownership by management of sixty two percent (62%) of the issued and outstanding shares of the Company.

Agreement and Plan of Reorganization

Effective December 29, 2014, American Liberty Petroleum Corp. (the “Company”) entered into a definitive Agreement and Plan of Reorganization, to acquire of 100% of the outstanding equity interests of Avant Diagnostics, Inc. (“Avant”). Avant agreed to merge with Avant Acquisition Corp., a wholly owned subsidiary of the Company. Avant shareholders will be issued Script which will be convertible into shares of the Company’s Common Stock, after certain corporate actions by the Company become effective. Avant shareholders will be issued Common Stock at a one for one conversion rate to the post reverse split Company Common Stock shares. There will be 74,354,139 shares of Avant Common Stock outstanding at the time of consummation of the acquisition.

The Company will effect a reverse stock split, 1 for 17, change its name, reauthorize 480,000,000 Common Stock shares, and authorize Preferred Stock prior to converting the Script into Company Common Stock; these actions require the Company to file SEC mandated disclosure filings prior to these actions’ effectiveness. The Company expects the effectiveness of the filings to occur within thirty (30) days after the filing is submitted.

Avant Diagnostics, Inc. (http://avantdiagnostics.com) is a medical technology company based on the completion of the human genome sequencing project. Avant is developing specialized tests that are cutting edge in medical diagnostic testing and the OvaDx® Pre-Symptomatic Ovarian Cancer Screening Test is a leading breakthrough in commercializing these tests.

ITEM 3.02 - Unregistered Sales of Equity Securities

In connection with the employment and consulting contracts described in Item 1.01, we issued Robert C. Rhodes and his consulting firm Rhodes Holdings LLC thirty four million (34,000,000) shares of the Company’s Common Stock and Steven M. Plumb, CPA and his consulting firm Clear Financial Solutions, Inc. thirty four million (34,000,000) shares of the Company’s Common Stock.

The shares were issued without registration in reliance on the exemption in Section 4(2) of the Securities Act of 1933 and Rule 506(b) of Regulation D thereunder. We believe the exemption is available because of the substantial preexisting relation with the parties and the offering was made solely and only to the parties without any public offering or solicitation.

Section 4 - Matters Related to Accountants and Financial Statements

The Plan and Agreement of Reorganization that resulted in the acquisition of Avant Diagnostics, Inc. represented a material acquisition. Item 2.01 of Form 8-K requires filing financial statements and exhibits as provided in Item 9.01 of Form 8-K. Item 9.01(a)(4) of Form 8-K provides: “Financial statements required by this item may be filed with the initial report, or by amendment not later than 71 calendar days after the date that the initial report on Form 8-K must be filed.”

Avant Diagnostics, Inc. has completed a PCAOB audit for its year ending September 30, 2014, prepared by the independent auditing firm of LBB & Associates Ltd., LLP. The Company expects to file the financial statements required by Item 9.01(a)(4) of Form 8-K no later than two (2) days following the effectiveness of the mandated SEC filings required for the aforementioned actions.

ITEM 9.01 – Financial Statements and Exhibits

Exhibit 99.1	American Liberty Petroleum Corp., 2014 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan

Exhibit 99.2	Rhodes Holdings LLC Consulting Agreement with American Liberty Petroleum Corp.

Exhibit 99.3	Clear Financial Solutions, Inc. Consulting Agreement with American Liberty Petroleum Corp.

Exhibit 99.4	Agreement and Plan of Reorganization between American Liberty Petroleum Corp., Avant Diagnostics, Inc., and Avant Acquisition Corp.

Exhibit 99.5	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Liberty Petroleum Corp.

Date: December 30, 2014	By: /s/ Robert C. Rhodes
Name: Robert C. Rhodes Title: President and Chief Executive Officer